UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2015

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Deming Way Middleton, Wisconsin 53562
(Address of principal executive offices)

(608) 275-3340
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective January 8, 2015, Spectrum Brands Holdings, Inc. (the “Company”) entered into a transition employment agreement (the “TEA”) with David R. Lumley (the “Executive”) for his continued employment as the Chief Executive Officer of the Company through September 30, 2015 or such earlier date as determined by the Board of Directors (the “Board”) of the Company (such period, the “Transition Period”).  The Transition Period may also be extended, at the Board’s request, through December 15, 2015.

The Executive will retire at the end of the Transition Period and on that date, unless otherwise requested in writing by the Board, the Executive shall resign from all positions with the Company and any of its affiliates (whether as an officer, director, employee, consultant, or otherwise), provided that if requested by the Board, the Executive shall serve as a strategic advisor to the Chairman of the Board.  During the Transition Period, the Executive shall have the same duties that he currently has, and shall also support the Company’s search process for a new Chief Executive Officer and assist with the smooth transition to the new Chief Executive Officer.

During the Transition Period, the Executive shall continue to receive his base salary and employee benefits as set forth in his existing employment agreement with the Company dated as of  August 11, 2010, as amended from time to time (the “Employment Agreement”).  For Fiscal 2015, the Executive shall be entitled to participate in the annual cash bonus program and to receive an equity award consisting of restricted stock units equal to $5 million on the date of grant, provided that such award shall only vest and be payable if the Company achieves adjusted EBITDA of at least $760 million for Fiscal 2015.  The equity award, to the extent earned based on achievement of $760 million of adjusted EBITDA for Fiscal 2015, shall vest 50% each year  over the following two years.  The Executive will not receive any grants or participate in the Company’s annual bonus plan or equity plan for Fiscal 2016 and will not participate in the Company’s long term incentive plan for the Fiscal 2015-2016 performance period, known as the Spectrum $2B plan.

At the end of the Transition Period, subject to the Executive’s execution of a separation agreement and release of claims, the Company will pay pursuant to a retention bonus for Executive’s agreement to enter into the TEA, an amount in cash equal to two times the sum of the Executive’s base salary and prior year’s annual target bonus, payable in installments over 24 months generally commencing on the six month anniversary of the end of the Transition Period.  In addition, the Executive would be entitled to $25,000 on the first anniversary of the termination date as well as the continuation of certain benefits for a period of 24 months following the termination date, plus an additional payment of $75,000.  The Executive is not entitled to any severance, whether pursuant to the Employment Agreement or the TEA.  During the Transition Period and for a period of two years thereafter, the Executive is subject to noncompete and nonsolicit covenants.

The above description of the TEA is a summary and is qualified in its entirety by reference to the terms of such agreement, which will be filed as an exhibit with the Company’s next 10-Q.  On January 9, 2015, the Company issued a press release in connection with the above matters.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.
The following exhibits are being furnished with this Current Report on Form 8-K.
Exhibit No.	Description
99.1	Press Release dated January 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.
Date: January 14, 2015

	By:	/s/ Nathan E. Fagre
Printed Name: Nathan E. Fagre
Title: General Counsel and Corporate Secretary